Exhibit 99.1
Planet Reports Financial Results for Fourth Quarter and Full Fiscal Year 2023
Delivers Record Full Year Revenue of $191.3 Million, up 46% Year-over-Year
Expands Full Year GAAP Gross Margin to 49% from 37% Year-over-Year
Provides Full Year Revenue Guidance for FY’24 of $248-268 million

San Francisco, CA – March 29, 2023 – Planet Labs PBC (NYSE: PL) (“Planet” or the “Company”), a leading provider of daily data and insights about Earth, today announced financial results for its fiscal fourth quarter for the period ended January 31, 2023, that demonstrated continued growth and momentum of its unique data subscription business.

“The fourth quarter capped off an incredible year for Planet. For the full year, we nearly tripled our revenue growth rate and expanded Non-GAAP gross margin by 15 percentage points year-over-year,” said Will Marshall, Planet’s Co-Founder, Chief Executive Officer and Chairperson. “The market for our solutions remains robust, supported by our expanded product capabilities, broad go-to-market reach and the global secular tailwinds underpinning demand. Our solutions are enabling customers to boost efficiencies and address critical global issues at a time when it’s needed most.”

Ashley Johnson, Planet’s Chief Financial and Operating Officer, added, “We are maintaining our market leadership position, driving efficiency across our operations and are focused on our path to profitability. We ended the quarter with $408.8 million of cash, cash equivalents and short-term investments. Our strong finish to the year positions us for a solid Fiscal 2024 ahead.”

Fiscal Fourth Quarter and Full Year 2023 Financial and Key Metric Highlights:
•Fourth quarter revenue increased 43% year-over-year to $53.0 million.
•Full year revenue increased 46% year-over-year to $191.3 million.
•Percent of Recurring Annual Contract Value (ACV) for the fourth quarter was 94%.
•End of Period (EoP) Customer Count increased 15% year-over-year to 882 customers.
•Net dollar retention rate for the full year was 131%, while net dollar retention rate with winbacks was 134%.
•Fourth quarter gross margin expanded to 55%, compared to 37% in the fourth quarter of fiscal year 2022. Fourth quarter Non-GAAP Gross Margin(1) expanded to 58%, compared to 42% in the fourth quarter of fiscal year 2022.
•Full year gross margin expanded to 49%, compared to 37% in fiscal year 2022. Full year Non-GAAP Gross Margin(1) expanded to 53%, compared to 38% in fiscal year 2022.
•Ended the quarter with $408.8 million in cash, cash equivalents and short-term investments.

(1) Please see “Planet’s Use of Non-GAAP Financial Measures” below for a discussion on how Planet calculates the non-GAAP financial measures presented herein. In addition, please find below a reconciliation to the most directly comparable U.S. GAAP financial measure

Recent Business Highlights:

Growing Customer and Partner Relationships:
•International Ministry of Defense: Planet closed a new multi-year contract with an international ministry of defense customer worth greater than $10 million per year. Planet’s data is used to support fact-based and real-time decision making.
•NRO: Planet Federal, our subsidiary, announced that it has been awarded a contract by the National Reconnaissance Office (NRO) for the agency’s Strategic Commercial Enhancements Broad Agency Announcement program, specifically in the Commercial Hyperspectral Capabilities focus area. The multi-phased contract will allow Planet to work directly with the NRO to explore how Planet’s hyperspectral capabilities align with the agency’s national space security architecture.
•NICFI: Norway’s International Climate and Forest Initiative has extended its Satellite Data Program for the calendar year 2024. The NICFI program makes data assets covering all of the world’s tropical forests between 30 degrees north and south available to governments, UN agencies, NGOs, scientists and others. This creates a common standard for monitoring tropical deforestation, and enables powerful programs and policies to reverse it.
•PG&E: Pacific Gas & Electric Company (PG&E) signed a multi-year, seven-figure contract for Planet's new Planetary Variable product, Vegetation Encroachment, which is a new product from Planet's recent acquisition of Salo Sciences. PG&E will use Planet’s Vegetation Encroachment product to monitor their entire distribution and transmission grid totaling over 100,000 line miles.
•UK Space Agency: Planet is working with its partner Skytek, an Irish software and earth observation data analytics company, and the Northern Ireland Space Office to support the “NI Public Sector EO Portal” pilot project. Funded by the UK Space Agency with the goal to export and replicate the model beyond Northern Ireland, the project will provide data to Northern Ireland Government Departments and Universities for a variety of use cases including supporting the Environmental Farming Scheme (EFS), land use, classification and mapping, and infrastructure monitoring.

Bringing New Technologies to Market:
•Sinergise: Planet signed an agreement to acquire the business of Holding Sinergise d.o.o. (Sinergise), including their leading developer platform for earth observation (EO) data. Sinergise’s technology powers the European Union-backed Sentinel Hub, an advanced API-driven, cloud streaming platform that allows customers to access, process, and analyze multi-source EO data to extract valuable insights.
•Salo Sciences: Planet completed its acquisition of Salo Sciences, an innovative, San Francisco-based climate technology company specializing in measuring Earth’s constantly changing ecosystems. With the purchase of Salo Sciences, Planet plans to further develop its offerings to enable customers to quantify carbon stocks globally, monitor forest change, and mitigate climate risks.

Combining Planet Data and Artificial Intelligence (AI):
•Planet is leveraging artificial intelligence to unlock value within its proprietary data set. The depth and consistency of Planet’s data archive makes it uniquely suitable for AI applications. Planet believes that the revolution underway in AI will increase the value of its data, accelerating the speed at which Planet and its partners can turn data into solutions.
•Synthetaic: Artificial intelligence startup Synthetaic backtracked the trajectory of a high-altitude Chinese balloon's travel across North American airspace to its origin location using their rapid AI detection capabilities, together with Planet’s daily scan and data archive.
•Turkey and Syria Earthquake: Planet shared its data in response to the devastating earthquake in Turkey and Syria. Planet worked with Microsoft’s AI for Good Lab, Microsoft Philanthropies, UC Berkeley, and the US DoD Defense Innovation Unit to deploy an AI-based building damage assessment solution to assist in the response efforts of the Turkish government.

Financial Outlook
For the first quarter of fiscal year 2024, Planet expects revenue to be in the range of approximately $51 million to $54 million, representing approximately 31% year-over-year growth at the midpoint. Non-GAAP Gross Margin is expected to be between approximately 53% to 55%. Adjusted EBITDA loss is expected to be between approximately ($21) million and ($18) million. Capital Expenditure as a Percentage of Revenue is expected to be between approximately 20% and 24% of revenue for the first quarter.

For fiscal year 2024, Planet expects revenue to be in the range of approximately $248 million to $268 million, representing approximately 35% year-over-year growth at the midpoint. Non-GAAP Gross Margin is expected to be between approximately 57% to 61%. Adjusted EBITDA loss is expected to be between approximately ($47) million and ($37) million. Capital Expenditure as a Percentage of Revenue is expected to be between approximately 18% to 21% for the full fiscal year 2024.

Planet has not reconciled its Non-GAAP Gross Margin outlook, which is derived from Non-GAAP Gross Profit, or Adjusted EBITDA outlook to their most directly comparable GAAP measures (gross profit and net loss, respectively) because certain items that impact gross profit and net loss, such as stock-based compensation expenses and (in the case of Adjusted EBITDA) depreciation and amortization, are uncertain or out of Planet’s control and cannot be reasonably predicted. The actual amount of these expenses during the first quarter of fiscal year 2024 and fiscal year 2024 will have a significant impact on Planet’s future GAAP financial results. Accordingly, a reconciliation of Non-GAAP Gross Margin outlook and Adjusted EBITDA outlook to gross profit margin and net loss, respectively, is not available without unreasonable efforts.

The foregoing forward-looking statements reflect Planet’s expectations as of today's date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially.

Webcast and Conference Call Information

Planet will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT today, March 29, 2023. The webcast can be accessed at www.planet.com/investors/. A replay will be available approximately 2 hours following the event. If you would prefer to register for the conference call, please go to the following link: https://www.netroadshow.com/events/login?show=86ddab4b&confId=47383. You will then receive your access details via email.

Additionally, a supplemental presentation has been made available on Planet’s investor relations page.

About Planet Labs PBC

Planet is a leading provider of global, daily satellite imagery and geospatial solutions. Planet is driven by a mission to image the world every day, and make change visible, accessible and actionable. Founded in 2010 by three NASA scientists, Planet designs, builds, and operates the largest Earth observation fleet of imaging satellites. Planet provides mission-critical data, advanced insights, and software solutions to over 880 customers, comprising the world’s leading agriculture, forestry, intelligence, education and finance companies and government agencies, enabling users to simply and effectively derive unique value from satellite imagery. Planet is a public benefit corporation listed on the New York Stock Exchange as PL. To learn more visit www.planet.com and follow us on Twitter.

Planet’s Use of Non-GAAP Financial Measures

This press release includes Non-GAAP Gross Profit, Non-GAAP Gross Margin, which is derived from Non-GAAP Gross Profit, certain Non-GAAP Expenses described further below, Non-GAAP Loss from Operations, Non-GAAP Net Loss, Non-GAAP Net Loss per Diluted Share and Adjusted EBITDA which are non-GAAP performance measures that the Company uses to supplement its results presented in accordance with U.S. GAAP. The Company believes these non-GAAP financial measures are useful in evaluating its operating performance, as they are similar to measures reported by the Company’s public competitors and are regularly used by analysts, institutional investors, and other interested parties in analyzing operating performance and prospects. Further, the Company believes such non-GAAP measures are helpful in highlighting trends in the Company’s operating results because they exclude items that are not indicative of the Company’s core operating performance. In addition, the Company includes these non-GAAP financial measures because they are used by management to evaluate the Company’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, as a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. Specifically, these measures should not be considered as an alternative to cost of revenue, gross profit, operating expenses, operating income, net income, earnings per share, or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flows from operating activities as a measure of liquidity. The non-GAAP financial measures presented are not based on any standardized methodology prescribed by U.S. GAAP and are not necessarily comparable to similarly-titled measures presented by other companies. Further, the non-GAAP financial measures presented exclude stock-based compensation expenses, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for the Company’s business and an important part of its compensation strategy.

Planet calculates these non-GAAP financial measures as follows:

Non-GAAP Gross Profit and Non-GAAP Gross Margin: The Company defines and calculates Non-GAAP Gross Profit as gross profit adjusted for stock-based compensation expenses and amortization of acquired intangible assets classified as cost of revenue, and Non-GAAP Gross Margin as the percentage of Non-GAAP Gross Profit to revenue.

Non-GAAP Expenses: The Company defines and calculates Non-GAAP cost of revenue, Non-GAAP research and development expenses, Non-GAAP sales and marketing expenses, and Non-GAAP general and administrative expenses as, in each case, the corresponding U.S. GAAP financial measure (cost of revenue, research and development expenses, sales and marketing expenses, and general and administrative expenses) adjusted for stock-based compensation expenses and amortization of acquired intangible assets that are classified within each of the corresponding U.S. GAAP financial measures.

Non-GAAP Loss from Operations: The Company defines and calculates Non-GAAP Loss from Operations as loss from operations adjusted for stock-based compensation expenses and amortization of acquired intangible assets.

Non-GAAP Net Loss and Non-GAAP Net Loss per Diluted Share: The Company defines and calculates Non-GAAP Net Loss as net loss adjusted for stock-based compensation expenses, amortization of acquired intangible assets and the tax effects of the adjustments. The Company defines and calculates Non-GAAP Net Loss per Diluted Share as Non-GAAP Net Loss divided by diluted weighted-average common shares outstanding.

Adjusted EBITDA: The Company defines and calculates Adjusted EBITDA as net loss before the impact of interest income and expense, income tax expense and depreciation and amortization, and further adjusted for the following items: stock-based compensation; change in fair value of convertible notes and warrant liabilities; gain or loss on the extinguishment of debt; and non-operating income and expenses such as foreign currency exchange gain or loss.

Other Key Metrics

Percent of Recurring ACV: The Company defines Annual Contract Value (ACV) for contracts of one year or greater as the total amount of value that a customer has contracted to pay for the most recent 12 month period for the contract. For short-term contracts (contracts less than 12 months), ACV is equal to total contract value. The Company defines Percent of Recurring ACV as the dollar value of all data subscription contracts and the committed portion of usage-based contracts divided by the total dollar value of all contracts in its ACV Book of Business at a specific point in time. The Company defines ACV Book of Business as the sum of the ACV of all contracts that are active on the last day of the period pursuant to the effective dates and end dates of such contracts. The Company believes Percent of Recurring ACV is a useful metric for investors and management to track as it helps to illustrate how much of its revenue comes from customers that have the potential to renew their contracts over multiple years rather than being one-time in nature. In calculating Percent of Recurring ACV, management applies judgment as to which customers have an active contract at a period end for the purpose of determining ACV Book of Business, which is used as part of the calculation of Percent of Recurring ACV.

EoP Customer Count: The Company defines EoP Customer Count as the total count of all existing customers at the end of the period. It defines existing customers as customers with an active contract with the Company at the end of the reported period. For the purpose of this metric, the Company defines a customer as a distinct entity that uses its data or services. The Company sells directly to customers, as well as indirectly through its partner network. If a partner does not provide the end customer’s name, then the partner is reported as the customer. Each customer, regardless of the number of active opportunities with the Company, is counted only once. For example, if a customer utilizes multiple products of the Company, the Company only counts that customer once for purposes of EoP Customer Count. A customer with multiple divisions, segments, or subsidiaries are also counted as a single unique customer based on the parent organization or parent account. The Company believes EoP Customer Count is a useful metric for investors and management to track as it is an important indicator of the broader adoption of its platform and is a measure of its success in growing its market presence and penetration. In calculating EoP Customer Count, management applies judgment as to which customers are deemed to have an active contract in a period, as well as whether a customer is a distinct entity that uses the Company’s data or services.

Net Dollar Retention Rate including Winbacks: The Company defines Net Dollar Retention Rate including winbacks as the percentage of ACV generated by existing customers and winbacks in a given period as compared to the ACV of all contracts at the beginning of the fiscal year from the same set of existing customers. A winback is a previously existing customer who was inactive at the start of the fiscal year, but has reactivated during the same fiscal year period. The reactivation period must be within 24 months from the last active contract with the customer; otherwise, the customer is assumed as a new customer. We believe this metric is useful to investors as it captures the value of customer contracts that resume business with the Company after being inactive and thereby provides a quantification of the Company’s ability to recapture lost business. Management applies judgment in determining the value of active contracts in a given period, as set forth in the definition of ACV above. Management uses this metric to understand the adoption of our products and long-term customer retention, as well as the success of marketing campaigns and sales initiatives in re-engaging inactive customers.

Capital Expenditures as a Percentage of Revenue: The Company defines capital expenditures as purchases of property and equipment plus capitalized internally developed software development costs, which are included in our statements of cash flows from investing activities. The Company defines Capital Expenditures as a Percentage of Revenue as the total amount of capital expenditures divided by total revenue in the reported period. Capital Expenditures as a Percentage of Revenue is a performance measure that we use to evaluate the appropriate level of capital expenditures needed to support demand for the Company’s data services and related revenue, and to provide a comparable view of the Company’s performance relative to other earth observation companies, which may invest significantly greater amounts in their satellites to deliver their data to customers. The Company uses an agile space systems strategy, which means we invest in a larger number of significantly lower cost satellites and software infrastructure to automate the management of the satellites and to deliver the Company’s data to clients. As a result of the Company’s strategy and business model, the Company’s capital expenditures may be more similar to software companies with large data center infrastructure costs. Therefore, the Company believes it is important to look at the level of capital expenditure investments relative to revenue when evaluating the Company’s performance relative to other earth observation companies or to other software and data companies with significant data center infrastructure investment requirements. The Company believes Capital Expenditures as a Percentage of Revenue is a useful metric for investors because it provides visibility to the level of capital expenditures required to operate the Company and the Company’s relative capital efficiency.

Forward-looking Statements

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities

Litigation Reform Act of 1995, including, but not limited to, implied and express statements regarding: the Company’s ability to capture market opportunity; whether and when the Company will be able to execute on its growth initiatives; whether the Company will be able to successfully close the agreement to acquire the business of Holding Sinergise d.o.o. in a timely manner, or at all; the successful integration of and ability to achieve potential benefits from strategic acquisitions; the success and benefits of other customer agreements or partnerships; whether the Company will be able to successfully build or deploy its satellites, including new satellites that are in development; whether the Company will be able to continue to scale its organization and operating results; how the Company will execute on its partnerships and contracts and how the Company’s partners and customers will utilize the Company’s data; and the Company’s financial outlook. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “seek,” “may,” “will,” “could,” “can,” “should,” “would,” “believes,” “predicts,” “potential,” “strategy,” “opportunity,” “aim,” “continue” and similar expressions or the negative thereof, or discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals, are intended to identify such forward-looking statements. Forward-looking statements are based on the Company’s management’s beliefs, as well as assumptions made by, and information currently available to them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Factors which may cause actual results to differ materially from current expectations include, but are not limited to: the Company’s limited operating history making it difficult to predict its future operating results; the Company’s expectations that its operating expenses will increase substantially for the foreseeable future; whether the market for the Company’s products and services that is built upon its data set, which has not existed before, will grow as expected; the Company’s ability to manage its growth effectively; whether current customers or prospective customers adopt the Company’s platform; whether the Company will be able to compete effectively with the increasing competition in its market from commercial entities and governments; the Company’s ability to continue to capture certain high-value government procurement contracts; the Company’s ability to obtain or maintain regulatory approvals and/or adhere to regulatory requirements, including those related to the Company’s ability to operate as a government contractor with the required security clearances; changes in government policies regarding the use of commercial data or satellite operators, material delay or cancellation of certain government programs, government spending authorizations and budgetary priorities; changes in general global economic conditions, the Company’s operations (including the development, launch and operation of satellites) or other unforeseen circumstances that may alter or delay the Company’s ability to perform under future contracts and may impact the renewal and final profitability of such contracts; the cancellation of contracts by the government and any potential contract options which may or may not be exercised by the government in the future; whether the Company is subject to any risks as a result of its global operations, including, but not limited to, being subject to any hostile actions by a government or other state actor; the Company’s international operations creating business and economic risks that could impact its operations and financial results; the interruption or failure of the Company’s satellite operations, information technology infrastructure or loss of its data storage, whether by cyber-attacks or other adverse events that limit its ability to perform its daily operations effectively and provide its products and services; whether the Company experiences any adverse events, such as delayed launches, launch failures, its satellites failing to reach their planned orbital locations, its satellites failing to operate as intended, being destroyed or otherwise becoming inoperable, the cost of satellite launches significantly increasing and/or satellite launch providers not having sufficient capacity; the Company’s satellites not being able to capture Earth images due to weather, natural disasters or other external factors, or as a result of its constellation of satellites having restrained capacity; if the Company is unable to develop and release product and service enhancements to respond to rapid technological change, or to develop new designs and technologies for its satellites, in a timely and cost-effective manner; downturns or volatility in general economic conditions, including as a result of the COVID-19 pandemic, including any variants thereof, or any other outbreak of an infectious disease; the effects of acts of terrorism, war or political instability, both domestically and internationally, including the current events involving Russia and Ukraine, changes in laws and regulations, or the imposition of economic or trade sanctions affecting international commercial transactions; the loss of one or more of the Company’s key personnel, or its failure to attract, hire, retain and train other highly qualified personnel in the future; the Company’s ability to raise adequate capital, including on acceptable terms, to finance its business strategies; the seasonality of Planet’s business; how rules and regulations in the Company’s highly regulated industry may impact its business; if the Company fails to maintain effective internal controls over financial reporting at a reasonable assurance level; and the other factors described under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission (SEC) and any subsequent filings with the SEC the Company may make. Copies of each filing may be obtained from the Company or the SEC. All forward-looking statements reflect the Company’s beliefs and assumptions only as of the date of this press release. The Company undertakes no obligation to update forward-looking statements to reflect future events or circumstances. The Company’s results for the year ended January 31, 2023 are not necessarily indicative of its operating results for any future periods.

PLANET
CONSOLIDATED BALANCE SHEETS (unaudited)

	January 31,
(in thousands, except share and par value amounts)	2023	2022
Assets
Current assets
Cash and cash equivalents	$181,892	$490,762
Short-term investments	226,868	—
Accounts receivable, net	38,952	44,373
Prepaid expenses and other current assets	27,943	16,385
Total current assets	475,655	551,520
Property and equipment, net	108,091	133,280
Capitalized internal-use software, net	11,417	10,768
Goodwill	112,748	103,219
Intangible assets, net	14,831	14,197
Restricted cash and cash equivalents, non-current	5,657	5,743
Operating lease right-of-use assets	20,403	—
Other non-current assets	3,921	2,714
Total assets	$752,723	$821,441
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$6,900	$2,850
Accrued and other current liabilities	46,022	48,823
Deferred revenue	51,900	64,233
Liability from early exercise of stock options	12,550	16,135
Operating lease liabilities, current	4,885	—
Total current liabilities	122,257	132,041
Deferred revenue	2,882	3,579
Deferred hosting costs	8,679	12,149
Public and private placement warrant liabilities	16,670	23,224
Deferred rent	—	798
Operating lease liabilities	17,145	—
Contingent consideration	7,499	—
Other non-current liabilities	1,487	1,405
Total liabilities	176,619	173,196
Commitments and contingencies
Stockholders’ equity
Common stock	27	27
Additional paid-in capital	1,513,102	1,423,151
Accumulated other comprehensive income	2,271	2,096
Accumulated deficit	(939,296)	(777,029)
Total stockholders’ equity	576,104	648,245
Total liabilities and stockholders’ equity	$752,723	$821,441

PLANET
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended January 31,		Year Ended January 31,
(in thousands, except share and per share amounts)	2023	2022	2023	2022
Revenue	$52,975	$37,146	$191,256	$131,209
Cost of revenue	23,915	23,230	97,248	82,987
Gross profit	29,060	13,916	94,008	48,222
Operating expenses
Research and development	31,831	27,163	110,916	66,684
Sales and marketing	20,299	19,226	78,020	52,917
General and administrative	19,619	24,733	80,747	56,672
Total operating expenses	71,749	71,122	269,683	176,273
Loss from operations	(42,689)	(57,206)	(175,675)	(128,051)
Debt extinguishment loss	—	(1,690)	—	(1,690)
Interest income	3,396	9	7,672	21
Interest expense	—	(1,022)	—	(8,772)
Change in fair value of convertible notes and warrant liabilities	1,185	17,155	6,554	5,726
Other income (expense), net	207	(1,923)	330	(2,248)
Total other income (expense), net	4,788	12,529	14,556	(6,963)
Loss before provision for income taxes	(37,901)	(44,677)	(161,119)	(135,014)
Provision for income taxes	(60)	1,288	847	2,110
Net loss	$(37,841)	$(45,965)	$(161,966)	$(137,124)
Basic and diluted net loss per share attributable to common stockholders	$(0.14)	$(0.26)	$(0.61)	$(1.72)
Basic and diluted weighted-average common shares outstanding used in computing net loss per share attributable to common stockholders	270,159,456	178,278,954	267,126,918	79,610,970

PLANET
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (unaudited)

	Three Months Ended January 31,		Year Ended January 31,
(In thousands)	2023	2022	2023	2022
Net loss	$(37,841)	$(45,965)	$(161,966)	$(137,124)
Other comprehensive income (loss), net of tax:	—	—
Foreign currency translation adjustment	(69)	(8)	13	327
Change in fair value of available-for-sale securities	1,397	—	162	—
Other comprehensive income (loss), net of tax	1,328	(8)	175	327
Comprehensive loss	$(36,513)	$(45,973)	$(161,791)	$(136,797)

PLANET
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Year Ended January 31,
(in thousands)	2023	2022
Operating activities
Net loss	$(161,966)	$(137,124)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	43,330	45,043
Stock-based compensation, net of capitalized cost	75,544	41,956
Change in fair value of convertible notes and warrant liabilities	(6,554)	(5,726)
Debt extinguishment loss	—	1,671
Deferred income taxes	(456)	(1,393)
Amortization of debt discount and issuance costs	—	2,635
Impairment of capitalized internal-use software	—	1,143
Other	52	45
Changes in operating assets and liabilities
Accounts receivable	6,313	3,263
Prepaid expenses and other assets	(10,080)	(8,680)
Accounts payable, accrued and other liabilities	(2,986)	16,072
Deferred revenue	(14,387)	(4,898)
Deferred hosting costs	(2,743)	5,844
Deferred rent	—	(2,062)
Net cash used in operating activities	(73,933)	(42,211)
Investing activities
Purchases of property and equipment	(10,440)	(10,313)
Capitalized internal-use software	(2,320)	(4,618)
Maturities of available-for-sale securities	55,172	—
Purchases of available-for-sale securities	(280,297)	—
Business acquisition, net of cash acquired	(3,821)	(9,620)
Other	(557)	(598)
Net cash used in investing activities	(242,263)	(25,149)
Financing activities
Proceeds from the exercise of common stock options	14,701	10,640
Class A common stock withheld to satisfy employee tax withholding obligations	(6,337)	(5,598)
Proceeds from the early exercise of common stock options	—	17,928
Proceeds from Business Combination and PIPE Investment, net of transaction costs	—	533,164
Principal payment of debt	—	(66,950)
Other	(504)	—
Net cash provided by financing activities	7,860	489,184
Effect of exchange rate changes on cash and cash equivalents, and restricted cash and cash equivalents	(402)	(1,550)
Net increase (decrease) in cash and cash equivalents, and restricted cash and cash equivalents	(308,738)	420,274
Cash and cash equivalents, and restricted cash and cash equivalents at the beginning of the period	496,814	76,540
Cash and cash equivalents, and restricted cash and cash equivalents at the end of the period	$188,076	$496,814

PLANET
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA (unaudited)

	Three Months Ended January 31,		Year Ended January 31,
(in thousands)	2023	2022	2023	2022
Net loss	$(37,841)	$(45,965)	$(161,966)	$(137,124)
Interest expense	—	1,022	—	8,772
Interest income	(3,396)	(9)	(7,672)	(21)
Income tax provision	(60)	1,288	847	2,110
Depreciation and amortization	9,333	11,178	43,330	45,043
Debt extinguishment loss	—	1,690	—	1,690
Change in fair value of convertible notes and warrant liabilities	(1,185)	(17,155)	(6,554)	(5,726)
Stock-based compensation	15,703	29,337	75,544	41,956
Other (income) expense	(207)	1,923	(330)	2,248
Adjusted EBITDA	$(17,653)	$(16,691)	$(56,801)	$(41,052)

PLANET
RECONCILIATION OF U.S. GAAP TO NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended January 31,		Year Ended January 31,
(In thousands)	2023	2022	2023	2022
Reconciliation of cost of revenue:
GAAP cost of revenue	$23,915	$23,230	$97,248	$82,987
Less: Stock-based compensation	1,127	1,569	5,119	2,257
Less: Amortization of acquired intangible assets	390	—	1,553	—
Non-GAAP cost of revenue	$22,398	$21,661	$90,576	$80,730

Reconciliation of gross profit:
GAAP gross profit	$29,060	$13,916	$94,008	$48,222
Add: Stock-based compensation	1,127	1,569	5,119	2,257
Add: Amortization of acquired intangible assets	390	—	1,553	—
Non-GAAP gross profit	$30,577	$15,485	$100,680	$50,479
GAAP gross margin	55%	37%	49%	37%
Non-GAAP gross margin	58%	42%	53%	38%

Reconciliation of operating expenses:
GAAP research and development	$31,831	$27,163	$110,916	$66,684
Less: Stock-based compensation	7,383	11,332	32,025	15,400
Less: Amortization of acquired intangible assets	—	—	—	—
Non-GAAP research and development	$24,448	$15,831	$78,891	$51,284
GAAP sales and marketing	$20,299	$19,226	$78,020	$52,917
Less: Stock-based compensation	3,114	5,918	13,729	7,877
Less: Amortization of acquired intangible assets	169	—	627	—
Non-GAAP sales and marketing	$17,016	$13,308	$63,664	$45,040
GAAP general and administrative	$19,619	$24,733	$80,747	$56,672
Less: Stock-based compensation	4,079	10,518	24,671	16,422
Less: Amortization of acquired intangible assets	79	533	319	1,621
Non-GAAP general and administrative	$15,461	$13,682	$55,757	$38,629

Reconciliation of loss from operations
GAAP loss from operations	$(42,689)	$(57,206)	$(175,675)	$(128,051)
Add: Stock-based compensation	15,703	29,337	75,544	41,956
Add: Amortization of acquired intangible assets	638	533	2,499	1,621
Non-GAAP loss from operations	$(26,348)	$(27,336)	$(97,632)	$(84,474)

PLANET
RECONCILIATION OF U.S. GAAP TO NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended January 31,		Year Ended January 31,
(In thousands, except share and per share amounts)	2023	2022	2023	2022
Reconciliation of net loss
GAAP net loss	$(37,841)	$(45,965)	$(161,966)	$(137,124)
Add: Stock-based compensation	15,703	29,337	75,544	41,956
Add: Amortization of acquired intangible assets	638	533	2,499	1,621
Income tax effect of non-GAAP adjustments	—	—	—	—
Non-GAAP net loss	$(21,500)	$(16,095)	$(83,923)	$(93,547)

Reconciliation of net loss per share, diluted
GAAP net loss	$(37,841)	$(45,965)	$(161,966)	$(137,124)
Non-GAAP net loss	$(21,500)	$(16,095)	$(83,923)	$(93,547)

GAAP net loss per share, basic and diluted (1)	$(0.14)	$(0.26)	$(0.61)	$(1.72)
Add: Stock-based compensation	0.06	0.16	0.28	0.53
Add: Amortization of acquired intangible assets	—	—	0.01	0.02
Income tax effect of non-GAAP adjustments	—	—	—	—
Non-GAAP net loss per share, diluted (2) (3)	$(0.08)	$(0.09)	$(0.31)	$(1.18)

Weighted-average shares used in computing GAAP net loss per share, basic and diluted (1)	270,159,456	178,278,954	267,126,918	79,610,970
Weighted-average shares used in computing Non-GAAP net loss per share, diluted (2)	270,159,456	178,278,954	267,126,918	79,610,970

(1) Basic and diluted GAAP net loss per share was the same for each period presented as the inclusion of all potential Class A common stock and Class B common stock outstanding would have been anti-dilutive.
(2) Non-GAAP net loss per share, diluted is calculated using weighted-average shares, adjusted for dilutive potential shares assumed outstanding during the period. No adjustment was made to weighted-average shares for each period presented as the inclusion of all potential Class A common stock and Class B common stock outstanding would have been anti-dilutive.
(3) Totals may not sum due to rounding. Figures are calculated based upon the respective underlying non-rounded data.

Investor Contact

Chris Genualdi / Cleo Palmer-Poroner
Planet Labs PBC
ir@planet.com

Press Contact

Megan Zaroda
Planet Labs PBC
comms@planet.com